EXHIBIT 12


                           AMERICAN BRANDS, INC.

      Statement Re Computation of Ratio of Earnings to Fixed Charges
                       (Dollar amounts in millions)


                                        Years Ended December 31,
                              --------------------------------------------
                                1989     1990     1991     1992     1993
                                ----     ----     ----     ----     ----
Continuing Operations
- ---------------------

Earnings Available:

  Income before provision
     for taxes on income
     and minority interest    $1,065.2 $1,044.6 $1,241.4 $1,401.9 $1,079.6

  Less:  Excess of earnings
         over dividends of
         less than fifty
         percent owned
         companies                 0.1      0.1      0.1      0.3      0.8

         Capitalized interest      1.9      1.5      1.0      1.0      2.5
                              -------- -------- -------- -------- --------
                               1,063.2  1,043.0  1,240.3  1,400.6  1,076.3
                              -------- -------- -------- -------- --------
Fixed Charges:

  Interest expense (including
     capitalized interest) and
     amortization of debt
     discount and expenses       292.7    290.2    276.6    283.4    258.7
  Portion of rentals represent-
     ative of an interest
     factor                       22.0     27.6     30.7     32.6     30.1
                              -------- -------- -------- -------- --------
     Total Fixed Charges         314.7    317.8    307.3    316.0    288.8
                              -------- -------- -------- -------- --------
     Total Earnings Available $1,377.9 $1,360.8 $1,547.6 $1,716.6 $1,365.1
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Ratio of Earnings to Fixed
  Charges                         4.38     4.28     5.04     5.43     4.73
                              ======== ======== ======== ======== ========